COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer
                                          (856) 848-1800
                            INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Jim Olecki
                                          Financial Dynamics
                                          (212) 850-5600

FOR IMMEDIATE RELEASE

  Checkpoint Systems, Inc. announces Fourth Quarter and Full year 2005 Results


Thorofare, New Jersey, March 2, 2006 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and year ended December 25, 2005.

For the fourth quarter 2005, the Company reported net earnings of $12.4 million, or $0.31 per diluted share, compared to a net loss of $29.3 million or $0.74 per diluted share in the fourth quarter of year 2004. Included in the net earnings for the fourth quarter 2005 are $2.9 million net of tax, or $0.07 per diluted share, of restructuring charges, impairment charges, and tax adjustments. Included in net earnings for the fourth quarter 2004 was $41.1 million net of tax, or $1.04 per diluted share, related to the impairment of goodwill, intangibles, and fixed assets in the Company's Labeling Services segment, a tax adjustment related to a litigation settlement, and a restructuring charge adjustment.

Operating income, exclusive of restructuring and impairment charges, was $17.5 million, or 9.0% of revenue, in the fourth quarter of 2005 compared to $13.9 million, or 7.3% of revenue, in the fourth quarter of 2004. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

In January of 2006, the Company announced that it had completed the sale of the BCS businesses to SATO for total consideration of $37 million in cash, plus the assumption by SATO of $5 million in liabilities. The final purchase price is subject to certain post-close adjustments relating to net operating assets. As of the third quarter of 2005, the results of these businesses are being reported in "discontinued operations," as required by the accounting standards, and the financial results for years 2005 and 2004 have been reclassified to reflect this change, and discussions of results in this release reflect the reclassification to discontinued operations.

Revenue from continuing operations for the fourth quarter of 2005 increased 2.3% to $193.4 million, compared to revenue of $189.0 million in the fourth quarter of last year. Foreign currency had a negative impact on revenue of $6.3 million, or 3.3%, in the fourth quarter 2005, as compared to the fourth quarter 2004.

Earnings from continuing operations were $9.6 million, or $0.24 per diluted share, in the fourth quarter 2005, compared with earnings from continuing operations of $13.8 million, or $0.35 per diluted share, in the fourth quarter 2004. As previously discussed, included in earnings from continuing operations in the fourth quarter 2005 are $2.9 million net of tax, or $0.07 per diluted share of restructuring charges, impairment charges, and tax adjustments. Included in earnings from continuing operations in the fourth quarter of 2004 is an after-tax net benefit of $2.7 million, or $0.07 per diluted share, related to asset impairment charges, restructuring reversals, and a tax adjustment related to a litigation settlement.

"Checkpoint had another strong quarter, capping off a solid year for our Company," said George Off, Chairman and Chief Executive Officer of Checkpoint. "We saw continued growth within our Security segment, with revenues increasing 4.7% on a constant dollar basis, driven by strong performance within our European Electronic Article Surveillance (EAS) business. We are very pleased with the growth in this segment during the quarter, as it was achieved over increasingly difficult comparisons to the year ago period due to large chain-wide customer roll-outs that began in the fourth quarter of 2004. Our Labeling Services segment also showed outstanding growth during the quarter, with revenues increasing 23.3% on a constant dollar basis during the period due to the ongoing strength of our CheckNet(R) service bureau business. This was somewhat offset by a slight decline in revenues within our Retail Merchandising segment."

Strategic Direction:

Mr. Off continued, "During the fourth quarter, we continued to make progress on our strategic initiatives that will position us well for the future. We further reduced our expense structure, and incurred additional charges in the quarter related to these actions. The majority of these changes have focused on our European operations, where headcount was reduced by approximately 14%. We believe the restructuring actions we've taken to date will result in annual cost savings of between $17 million to $19 million, and continue to expect to realize much of these savings in 2006. We remain committed to our restructuring program. We expect to incur additional charges in relation to this program, and realize additional cost savings as we progress through 2006 and towards our stated goal of 15% operating margins by year-end 2007. Additionally, in January of 2006 we completed the sale of our barcode systems business which will allow us to focus on enhancing our leadership position in our core markets."













Financial highlights for the fourth quarter of 2005:

o Gross profit was $83.3 million, or 43.0% of revenue, compared to $87.8 million, or 46.5% of revenue, in the fourth quarter of 2004. Gross profit margins in our security segment were primarily impacted by unfavorable manufacturing variances, and lower margin business activity in our CCTV business.

o Selling, general, and administrative expenses (SG&A) for the current year period were $61.0 million, compared with $64.9 million a year ago. As a percentage of revenue, SG&A expenses declined to 31.5% in the fourth quarter of 2005, versus 34.3% in the fourth quarter of 2004.

o Research and development expenses for the 2005 fourth quarter totaled $4.8 million, or 2.5% of revenue, compared with $9.1 million, or 4.8% of revenue, in the fourth quarter of 2004.

o Other operating expenses for the fourth quarter of 2005 include $3.2 million of restructuring charges related to the rationalization of the Company's European operations and $1.0 impairment charges for the write-down of a manufacturing facility. Other operating expenses for the fourth quarter of 2004 included an asset impairment of $2.0 million and a restructuring charge reversal of $3.0 million.

o The GAAP reported operating income was $13.3 million in the fourth quarter of 2005, compared to $14.9 million in the year ago period.

            The tax rate on continuing operations was 32.2%. Included in the current quarter is $2.0 million of additional tax costs associated with the repatriation of earnings under the American Jobs Creation Act and a change in tax rates on deferred taxes created by a tax restructuring partially offset by a $1.8 million adjustment of prior period accruals for tax liabilities.

o Cash flow from operations was $49.1 million in the fourth quarter of 2005, compared to $54.4 million in the fourth quarter of 2004.

o At December 25, 2005 cash and cash equivalents were $113.2 million, working capital was $210.4 million and long-term debt was $37.1 million. Capital expenditures in the quarter were $3.1 million.

Financial highlights for the 2005 full year:

o Revenue increased 7.4% to $721.0 million, versus $671.6 million in the 2004 full-year period. Foreign currency had a positive impact on revenue of approximately $4.8 million, or 0.7% for the full year 2005, compared to 2004.

o Gross profit was $313.4 million, or 43.5% of revenue, versus $309.9 million, or 46.1% of revenue for 2004.

o SG&A for the period totaled $237.7 million, compared with $236.4 million in 2004. As a percentage of revenue, SG&A for 2005 declined to 33.0% from 35.2% in the year-ago period.

o The GAAP reported operating income for 2005 was $43.0 million, compared to operating income of $26.1 million for the same period of 2004. Excluding restructuring and impairment charges of $14.0 million, operating income for year 2005 was $57.0 million or 7.9% of revenue. Excluding $18.9 million associated with a litigation settlement, asset impairments, and restructuring expense adjustments, operating income for year 2004 was $45.0 million or 6.7% of revenue. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o The tax rate on continuing operations was 26.1%. Included in the current year is $2.0 million of additional tax costs associated with the repatriation of earnings under the American Jobs Creation Act and a change in tax rates on deferred taxes created by a tax restructuring partially offset by a $1.6 million adjustment of prior period accruals for tax liabilities.

o Earnings from continuing operations were $31.8 million, or $0.81 per diluted share, for the 2005 full-year period. Included in earnings from continuing operations for the full-year 2005 are $10.4 million, or $0.26 per diluted share of after-tax restructuring, impairment charges and tax adjustments. Earnings from continuing operations for the full year 2004 were $17.3 million, or $0.46 per diluted share. Included in earnings from continuing operations for the full-year 2004 are $12.2 million, or $.32 per diluted share of after-tax litigation payments, impairment charges, and restructuring charge reversals.

o Net earnings for the full year 2005 were $39.9 million, or $1.02 per diluted share. Included in the full year 2005 net earnings are $11.0 million or $0.28 per diluted share of restructuring charges, impairment charges and income tax adjustments. This compares to a net loss for the full year 2004 of $20.2 million, or $0.54 per diluted share, which includes a loss from discontinued operations of $37.4 million, or $1.00 per diluted share. Included in the full year 2004 net earnings are $56.0 million, or $1.49 per diluted share, of asset and goodwill impairment charges, litigation settlements, and restructuring charge reversals as previously discussed. (See attached table "Reconciliation of GAAP to Non-GAAP
              Measures").

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, "2005 was a solid year financially for Checkpoint Systems. While gross margins were affected throughout the year by higher costs related to the large chain customer EAS installation activity that occurred throughout 2005 and the unfavorable manufacturing variances generated in the fourth quarter, we were able to adapt in other areas of our business, significantly reducing SG&A as a percentage of revenue relative to 2004 levels. As we move into 2006, we will take the necessary actions to realize a more normalized gross margin structure relative to our EAS business.The year also saw us further improve our financial position, as we generated $46.2 million in cash flow from operations and paid down a total of $31.3 million in long-term debt."

Mr. Off concluded, "Overall, we are very pleased with our performance in 2005. We grew revenues, increased share in our key markets, reduced our cost structure, and have followed through on a number of initiatives that position us for profitable growth over the long-term. We face many challenges as we right size our operations, and seek to improve our business processes and sales productivity. Between the fourth quarter of 2005 through the second quarter of this year, over 600 employees will have left the company, including those who transferred to SATO in connection with the sale of the BCS business. The numerous changes that we are making may temporarily impact sales and profits but we expect to realize enhanced profitability based upon the benefits of our restructuring program over the long-term. While the completion of large chain installations within our EAS business during 2005 will make 2006 revenue growth challenging, we expect to improve upon our strong results achieved in 2005 and deliver solid bottom line growth and strong cash flow.

Financial Outlook for 2006:

Based on current market conditions, Checkpoint Systems issued the following initial guidance for 2006:

o        Revenues, at current exchange rates, down slightly (0% to 3%) versus
         2005 levels

o        Operating margins in the range of  10.5% to 11%

o Diluted earnings per share of between $1.40 and $1.50. The company expects that the first quarter will represent less than 10% of the full year net earnings.

o Expensing of stock options and share based compensation will impact earnings by $0.11 to $0.12 per diluted share, which is included in the earnings per share guidance above

o        An annualized tax rate of approximately 25%

o Free cash flow (cash flow from operations less capital expenditures) of between $60 million and $70 million

This guidance is based upon continuing operations, does not include the impact of any restructuring charges that the Company may incur during the year, and assumes a continuation of current exchange rates.


Checkpoint Systems will host a conference call today, March 2, 2006, at 5 PM. Eastern Time, to discuss its fourth quarter and full year 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, retail merchandising systems, and barcode labeling systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 33 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                                 (Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)


                                                       Quarter                        Twelve Months
                                                  (13 weeks) Ended                  (52 weeks) Ended
                                           ---------------------------------------------------------------------
                                           ---------------------------------------------------------------------

                                            December 25,   December 26,      December 25,        December 26,
                                                2005           2004              2005                2004
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

Net revenues                                      $193,440       $189,040            $721,018          $671,558
Cost of revenues                                   110,168        101,215             407,581           361,640
-----------------------------------------------------------------------------------------------------------------
Gross profit                                        83,272         87,825             313,437           309,918

Selling, general, and administrative
  expenses                                          60,971         64,877             237,654           236,436
Research and development                             4,838          9,072              18,790            28,525
Restructuring Expense                                3,212        (3,016)              12,570           (3,016)
Asset Impairment                                       982          1,968               1,396             1,968
Litigation settlement                                   --            --                   --            19,950
-----------------------------------------------------------------------------------------------------------------
Operating income                                    13,269         14,924              43,027            26,055

Interest income                                        687            387               2,338             1,567
Interest expense                                       246          1,413               2,844             6,980
Other gain (loss), net                                 467            382                 665               219
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                 14,177         14,280              43,186            20,861
  before income taxes and minority
interest

Income taxes                                         4,565            493              11,259             3,515
Minority interest                                       15              5                 103                90
-----------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                  9,597         13,782              31,824            17,256

Earnings from discontinued
  operations, net of tax                             2,783       (43,078)               8,108          (37,448)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Net Earnings                                       $12,380      $(29,296)             $39,932         $(20,192)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

Basic Earnings per Share:
Earnings from continuing operations                 $  .25     $      .36             $   .83         $     .47
Earnings from discontinued
  operations, net of tax                               .07         (1.14)                 .21            (1.02)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share                            $  .32      $   (.78)               $1.04          $  (.55)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

Diluted Earnings per Share:
Earnings from continuing operations                 $  .24      $     .35              $  .81         $     .46
Earnings from discontinued
  operations, net of tax                               .07         (1.09)                 .21            (1.00)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Diluted earnings per share                          $  .31      $   (.74)               $1.02           $(0.54)
-----------------------------------------------------------------------------------------------------------------


                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                                        December 25,                December 26,
                                                           2005                        2004
                                                           ----                        ----
                                                        (unaudited)


Cash and Cash Equivalents                               $113,223                      $102,694
Working Capital                                         $210,363                      $166,912
Current Assets                                          $415,962                      $400,582
Total Debt                                                37,130                     $  72,767
Shareholders' Equity                                    $398,848                      $378,763
Total Assets                                            $736,053                      $766,948



Reconciliation of Non-GAAP Financial Measures in Accordance with SEC
Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

                            Checkpoint Systems, Inc.
              Reconciliation of GAAP to Non-GAAP Financial Measures
                                   (Thousands)
                                   (unaudited)

                                                                Quarter Ended                    Twelve Months Ended
                                                                  (13 Weeks)                          (52 Weeks)

                                                            Dec. 25,      Dec. 26,           Dec. 25,        Dec. 26,
                                                             2005          2004               2005            2004
                                                          -------------  -------------      --------------   --------------

Reconciliation of GAAP to Non-GAAP Operating Margin:

Net revenues                                                  $193,440       $189,040            $721,018         $671,558
                                                          =============  =============      ==============   ==============
                                                          =============  =============      ==============   ==============

GAAP operating income                                          $13,269       $ 14,924             $43,027          $26,055

Non-GAAP adjustments:

Restructuring expense and asset
  impairment charges                                             4,194        (1,048)              13,966          (1,048)

Loss from settlement of lawsuit with ID Security
  Systems Canada Inc.                                              --             --                   --           19,950
                                                          -------------  -------------      --------------   --------------

Adjusted Non-GAAP operating income before
   taxes and minority interest                                $ 17,463       $ 13,876            $ 56,993         $ 44,957
                                                          =============  =============      ==============   ==============
                                                          =============  =============      ==============   ==============

GAAP operating margin                                             6.9%           7.9%                6.0%             3.9%
Adjusted Non-GAAP operating margin                                9.0%           7.3%                7.9%             6.7%


                            Checkpoint Systems, Inc.
         Reconciliation of GAAP to Non-GAAP Financial Measures continued
                      (Thousands except per share amounts)
                                   (unaudited)

                                                               Quarter Ended                    Twelve Months Ended
                                                                  (13 Weeks)                          (52 Weeks)

                                                            Dec. 25,      Dec. 26,           Dec. 25,        Dec. 26,
                                                             2005          2004               2005            2004
                                                          -------------  -------------      --------------   -------------

Reconciliation of GAAP to Non-GAAP Net
  Income:

Net income (loss), as reported                                 $12,380      $ (29,296)            $39,932        $(20,192)

Non-GAAP adjustments:

Restructuring (reversal) expense and asset
  impairment charges, net of tax                                 2,733           (751)              9,871            (751)

(Gain) loss from settlement of lawsuit with ID
  Security Systems Canada Inc., net of tax                          --         (1,900)                 --          12,968

Income tax adjustments:

   American Jobs Creation Act and
       tax restructuring                                         2,040             --               2,040              --

   Reversal of prior period income tax accrual                  (1,839)            --              (1,561)             --

Impairment charges related to Discontinued
  Operations, net of tax                                            --         43,777                 664          43,777
                                                          -------------  --------------     --------------   --------------

Adjusted net income                                           $ 15,314       $ 11,830           $ 50,946         $ 35,802
                                                          =============  ==============     ==============   ==============
                                                          =============  ==============     ==============   ==============

Reported diluted shares                                         39,830         39,438             39,075           37,604

Adjusted diluted shares                                         39,830         39,438             39,075           39,791

Reported earnings per share - diluted                        $    0.31        $ (0.74)         $    1.02          $(0.54)

Adjusted earnings per share - diluted                           $ 0.38      $    0.30             $ 1.30        $    0.93
